         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION VIA EDGAR
                              ON NOVEMBER 2, 1998

                                                   REGISTRATION NO. 333- _______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             MUSTANG SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        California                               7372                                77-0204718
(State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
incorporation or organization)          Classification Code Number)             Identification Number)

                           6200 Lake Ming Road
                           Bakersfield, California 93306
                           (805) 873-2500
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                           JAMES A. HARRER
                           President and Chief Executive Officer
                           Mustang Software, Inc.
                           6200 Lake Ming Road
                           Bakersfield, California 93306
                           (805) 873-2500 Extension 9001
                           (805) 873-2457 (Fax)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                           Copies to:
                           Mark A. Klein, Esq.
                           David M. Tamman, Esq.
                           Freshman, Marantz, Orlanski,
                           Cooper & Klein
                           9100 Wilshire Boulevard,
                           8-East
                           Beverly Hills, CA 90212-3480
                           Telephone: (310) 273-1870
                           Facsimile: (310) 274-8357

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED                           PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                 AMOUNT TO BE       MAXIMUM PRICE        AGGREGATE          AMOUNT OF
         SECURITIES TO BE REGISTERED                REGISTERED         PER UNIT(1)     OFFERING PRICE(1)    REGISTRATION FEE
         ---------------------------                -----------       -------------    -----------------    ----------------
Common stock, no par value per share(2)             1,780,833(3)          $2.00            $3,569,569           $992.00

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (g) based on the average between the bid and ask prices on The Nasdaq SmallCap Market on October 30, 1998.
(2) The shares of Common stock being registered hereunder are being registered for resale by the selling shareholders named in the prospectus (the "Selling Shareholders") and consist of outstanding shares of common stock, shares of common stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") and shares of common stock issuable upon exercise of outstanding warrants. Such common stock, Series A Preferred Stock and warrants were sold by the Company to the Selling Shareholders on September 17, 1998 pursuant to a Securities Purchase Agreement (the "Agreement") between the Company and the Selling Shareholders dated as of September 14, 1998.
(3) In accordance with a Registration Rights Agreement dated as of September 14, 1998 between the Company and the Selling Shareholders, entered into in conjunction with the Agreement, the number of shares being registered equals the sum of the following: 641,480 shares of outstanding common stock; 200% of 451,176 shares of common stock issuable upon conversion of 5,456 shares of outstanding Series A Preferred Stock (determined based on 90% of the average of the four lowest closing bid prices of the Company during the 10 trading-day period ending October 30, 1998); and 237,000 shares of common stock issuable upon exercise of outstanding "A" Warrants and "B" Warrants (collectively the "Warrants").

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information contained in this Prospectus is not yet complete, and we may supplement or amend it in the final version. We have filed a registration statement relating to the securities described in this Prospectus with the Securities and Exchange Commission. The Selling Shareholders may not sell these securities, or accept offers to buy them, until the registration statement becomes effective. This Prospectus is not an offer to sell these securities, and we are not soliciting offers to buy them. These securities will not be sold in any state where their offer or sale, or solicitations of offers to buy them, would be unlawful prior to their registration or qualification under the securities laws of any such state.

                  SUBJECT TO COMPLETION--DATED NOVEMBER 2, 1998

                             MUSTANG SOFTWARE, INC.

                                  COMMON STOCK

The shareholders of Mustang Software, Inc. listed below in the section of this Prospectus called "Selling Shareholders" are offering and selling up to 1,780,833 shares of Mustang's common stock. Of that common stock, the selling shareholders are offering up to

     -    641,480 shares that they own outright;

     - 902,353 shares that they may get upon their conversion of Mustang's Series A Convertible Preferred Stock which they own; and

     - 237,000 shares that they may purchase upon their exercise of Warrants which they own

The selling shareholders acquired Mustang's common stock, Series A Convertible Preferred Stock and Warrants in a private placement that was completed on September 17, 1998. Mustang will not receive any proceeds from the sale of shares by the selling shareholders.

Mustang's common stock is listed on The Nasdaq SmallCap Market under the symbol "MSTGC." On ________ __, 1998, the closing price on The Nasdaq SmallCap Market was $______ per share.

The selling shareholders may offer their Mustang shares through public or private transactions, in or off the over-the-counter market in the United States, at prevailing market prices, or at privately negotiated prices. For details of how the Selling Shareholders may offer their Mustang common stock, please the section of this Prospectus called "Plan of Distribution."

Your purchase of the common stock involves a high degree of risk. See "Risk Factors" beginning at page 4.

                                   ----------

The Securities and Exchange Commission or any state securities commission has not approved the Mustang shares offered or sold under this Prospectus, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                   ----------

            The date of this Prospectus is ____________________, 1998

                       WHERE YOU CAN FIND MORE INFORMATION

Mustang files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document it files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows Mustang to "incorporate by reference" the information it files with it, which means that Mustang can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this Prospectus, and later information that Mustang files with the SEC will automatically update and supersede this information. Mustang incorporates by reference the documents listed below. Mustang also incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all their shares. This Prospectus is part of a registration statement that Mustang filed with the SEC (Registration No. 333-____).

     -    Annual Report on Form 10-KSB for the year ended December 31, 1997;

     - Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998 and June 30, 1998,

     -    Current Reports on Form 8-K dated June 2, 1998 and October 23, 1998.

You may request a copy of these filings, at no cost, by writing us at the following address: 6200 Lake Ming Road, Bakersfield, California 93306,
Attention: Chief Financial Officer. You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. Mustang has not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state that does not permit the offer. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date of those documents.

                                Table of Contents

                                           Page                                               Page
                                           ----                                               ----
Where You Can Find More Information....       2     Selling Shareholders................       13
About Mustang..........................       3     Plan of Distribution................       15
Risk Factors...........................       4     Description of Securities...........       16
Use of Proceeds........................      11     Legal Matters.......................       18
Dividend Policy........................      11     Experts.............................       19
Price Range of Common Stock............      12

                                  ABOUT MUSTANG

     Mustang develops and sells software that assists computer users to communicate with each other more efficiently through the Internet, local area networks called "LANs" or "intranets," wide area networks called "WANs" and standard telephone lines. Mustang markets these products as "Web Essentials." Mustang's Web Essentials line of software applications include:

     - IMC, short for Internet Message Center, an application that lets businesses manage incoming e-mail with the same efficiency and tracking as call centers handle incoming telephone calls;

     - FileCenter, a high performance program that permits operators of worldwide web sites known as "webmasters" to provide their users with an organized, searchable library of files;

     - and ListCaster, a powerful e-mail message server that allows easy mass e-mailings from maintained lists and enables e-mail recipients to correspond with each other through the originating web site.

Mustang's other product lines include the Wildcat! line of web server software and the QmodemPro line of telecommunications software.

     Mustang's products are used for a wide range of services including e-mail exchange, file transfer, fax-back services and information gathering and dissemination using multiple sources such as LANs, WANs, the Internet and the global World Wide Web of the Internet. These products offer the capability for businesses to enhance sales, improve customer service, market products and increase employee productivity. The Company has targeted IMC, its flagship product which has received several prestigious awards as best new product, at the rapidly growing customer management, call center and help desk markets.

     Mustang began operations in 1986 as a sole proprietorship, became a general partnership in 1987 and incorporated in California on December 23, 1988. Its executive offices and sales, marketing and administration facilities are located at 6200 Lake Ming Road, Bakersfield, California, 93306 and its telephone number is (805) 873-2500.

     The following are Mustang's trademarks: Mustang(TM), Web Essentials(TM), Internet Message Center(TM), FileCenter(TM), ListCaster(TM), WinServer(TM), Wildcat!(TM), QmodemPro(TM) and Off-Line Xpress(TM). "Windows," "Windows 95" and "Windows NT" are trademarks of Microsoft Corporation. This Prospectus also contains or incorporates trademarks of other companies.

                                  RISK FACTORS

     This prospectus contains or incorporates forward-looking statements. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reflect our plans, intentions, and expectations reasonably, we can give no assurance that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have put in the cautionary statements below important factors that we believe could cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

DECLINE IN REVENUES AND RECENT LOSSES.

New technology involving the Internet made our legacy products outmoded.

The market place did not accept new versions of our communications products.

We still have not had sufficient revenues from our Web Essentials to offset our cost of producing that revenue and our operating expenses and we may never be profitable


Over the last several years and recently, our revenues have declined and we have reported losses. The following table shows the revenues and losses we have reported:


                                                               Six months ended
                       Year ended December 31,                     June 30
             ----------------------------------------     -------------------------
                1995           1996           1997            1997          1998
             ----------     ----------     ----------     ----------     ----------
Revenue      $4,819,999     $3,810,240     $1,898,402     $1,258,050     $  802,638

Net loss      1,096,852      3,452,825      1,340,673        574,366        747,037


The decline in our revenue directly corresponds to the decline in sales of our legacy products, QmodemPro and Wildcat! Bulletin Board System software. These communication products predated the emergence of the Internet and the Web as a widely accepted and used communication medium. Our old products became antiquated for several reasons:

- the built-in communication functions of Windows 95 and Windows NT operating systems;

- the emergence of internet service providers, which provided their own communications software, and Web browsers; and

-    the use of commercial web sites instead of bulletin boards.

While we were early to release our QmodemPro telecommunications software for Windows 95 and our Wildcat!5 Interactive Net Server, which was capable of creating and managing a web site on the World Wide Web in addition to a traditional bulletin board and was designed to take advantage of the power built into the new Windows 95 and Windows NT operating systems, the products did not achieve the market acceptance that we had expected and did not stem the decline in our revenues. We announced our new Web Essentials product line in April 1997 and released the ListCaster, IMC and FileCenter modules of Web Essentials from May 1997 through October 1997. However, we still have not derived substantial revenues from these products and have continued to have losses. There can be no assurance that we will be able to market any of our new Web Essential products or any other products we may develop successfully.

MARKET ACCEPTANCE OF NEW PRODUCTS

Before we can succeed, our targeted market must accept our new web utilities, especially IMC.

Our future depends upon the market place's acceptance of our new Web Essential line of web utilities. We hope that the market will accept Web Essentials, especially our Internet Mail Center program. However, there can be no assurance that Web Essentials will attain the levels of market acceptance necessary for us to become profitable or succeed.

VARIABILITY OF OPERATING RESULTS

Revenues during any period are dependent on numerous factors, many of which are beyond our control.

We typically cannot adjust expenses quickly enough to compensate for an unexpected shortfall in revenues

Our operating results from quarter to quarter have varied significantly.


Historically, we have not had a material backlog of unfilled orders, and revenues in any quarter or other period are substantially dependent on orders booked in that period. Revenues for any period are dependent upon numerous factors, including

- the scheduled release of new products and product enhancements and updates of our products or those of our competitors;

- the release or anticipated release of complementary products by other software suppliers, the market acceptance of these products, enhancements and updates; and

-    numerous other factors, many of which are beyond our control.

In addition, we fix, to a significant extent, our expense levels for each quarter in advance based upon our expectations as to net sales during that quarter. Accordingly, we are generally unable to adjust spending in a timely manner to compensate for any unexpected shortfall in net sales. Thus, any delay in product introductions, whether due to internal delays or delays caused by third party difficulties or any significant shortfall of demand in relation to our expectations would have an almost immediate adverse impact on our operating results. In the past, we have experienced significant variations in quarter-to-quarter operating results.


COMPETITION

Our competition is typically larger than we are. We may not be able to exploit our technological advantages over our competition.

The markets for our products are intensely competitive. We compete with a number of companies, many of which have far greater financial, technical and marketing resources than we do. There can be no assurance that we will be able to compete successfully with these companies. Although we think some of our products have certain technological advantages, there can be no assurance that we will be able to maintain or capitalize on these perceived competitive advantages.

PRODUCT DEVELOPMENT, INTRODUCTION AND ENHANCEMENT OF PRODUCTS; PRODUCT CONCENTRATION

Our success depends on choosing to develop and support products that achieve market acceptance.

Delays in introducing new products, enhancements or upgrades have hurt us.

Our inadvertent release of products with undetected bugs could harm our business.

Rapidly changing technology and frequent new product introductions are characteristic of the markets for our products. Accordingly, we believe that our future prospects depend on our ability not only to enhance and successfully market our existing products, but also to develop and introduce new products in a timely fashion which achieve market acceptance. There can be no assurance that we will be able to identify, design, develop, market or support such products successfully or that we will be able to respond effectively to technological changes or product announcements by our competitors. Key to our business our correct anticipation of customer demand for new products, product enhancements or upgrades, and making correct product development decisions. If we do not, our business could suffer, both by the loss of anticipated revenue and, possibly, by the increase in the installed base of our competitor's customers. These adverse results could be particularly significant if we were to make a number of incorrect product development decisions in succession or within a short period. We have had delays on a number of occasions in starting commercial shipments of new products and enhancements, resulting in the delay or loss of product revenues. From time to time, our competition and we may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycle of our existing product offerings. Announcements of currently planned or other new product offerings could cause customers to defer purchasing our existing products. In addition, complex programs such as our software may contain undetected errors or "bugs" when we first introduce them or release new versions. Delays or difficulties associated with new product introductions or product enhancements, or the introduction of unsuccessful products or products containing undetected "bugs," could have a material adverse effect on our business, operating results and financial condition."

PRODUCT RETURN RIGHTS

Product returns in excess of allowances would adversely affect our financial results.

We generally give our customers the right to return our software within 30 days after purchase. Although we believe that we have made adequate allowances for returns, actual returns could exceed our allowances. Product returns in amounts that are more than recorded allowances could have a material adverse effect on our business, operating results and financial condition.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

Third parties might duplicate our software and we may not be able to enforce our rights, especially in foreign countries.

Third parties could claim our products infringe on theirs, resulting in costly litigation.

We regard our software as proprietary and attempt to protect it with copyrights, trademarks, restrictions on disclosure, copying and transferring title and enforcement of trade secret laws. Despite these precautions, it is possible for unauthorized third parties to copy our products and it may be possible for them to obtain and use information that we feel is proprietary. We have no patents, and existing copyright laws afford only limited protection for our software. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent, as do the laws in the United States. Our licenses may be unenforceable under the laws of certain jurisdictions. As the number of software products increases and the functionality of these products further overlaps, we believe that software will increasingly become the subject of claims that it infringes the rights of others. We do not believe our products infringe on the rights of third parties. Nevertheless, third parties could assert infringement claims against us in the future and such assertion could result in costly litigation or require us to obtain a license to the intellectual property rights of such parties. There can be no assurance that such licenses will be available on reasonable terms, or at all.

DEPENDENCE ON KEY PERSONNEL.

Our business may suffer if we lose the services of either our President or Chief Technical Officer

Our business also may suffer if we cannot recruit or retain qualified technical personnel

We are dependent upon James A. Harrer, our President and Chief Executive Officer and C. Scott Hunter, our Vice President and Chief Technical Officer. The loss of either of these executives could have a material adverse effect on us. While we have employment agreements with these executives, they may terminate them without any reason upon four months notice. Moreover, unforeseen circumstances could cause either of them to no longer render services to the Company. The Company has key-man life insurance on the life of Mr. Harrer for $1,000,000. However, the proceeds from this policy may be insufficient to compensate us in case of Mr. Harrer's death. Further, this policy does not cover us in the event that he becomes disabled or is otherwise unable to render services. The continued success of the Company is also dependent upon its ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be able to recruit and retain such personnel.

RISKS FROM INTERNATIONAL SALES

We face a variety of risks by making sales oversees.

Historically, international sales have accounted for a significant amount of our revenues. International sales are subject to inherent risks including exposure to currency fluctuations, regulatory requirements, political and economic instability and trade restrictions. Our sales have been typically made in U.S. dollars. However, a weakening in the value of foreign currencies relative to the U.S. dollar could have an adverse impact on us by increasing the effective price of our products in international markets. In addition, lower sales levels in Europe, which typically occur during the summer months, may adversely affect our business.

POSSIBLE NASDAQ DELISTING

Nasdaq has listed our common stock on The Nasdaq SmallCap Market conditionally.

We currently list our common stock on The Nasdaq SmallCap Market. Nasdaq moved the listing from the Nasdaq National Market to The Nasdaq Small Cap Market on October 15, 1998 because we did not meet the maintenance requirements for the Nasdaq National Market. We recently raised $1,500,000 in a private placement of common stock, Series A Convertible Preferred Stock and Warrants. In this transaction, we also arranged for an equity line of credit under which we may "put" to the investors more shares of our common stock, potentially raising additional gross proceeds of up to $5,000,000. Nasdaq moved our listing to The Nasdaq Small Cap Market via an exception from its net tangible assets requirement. In order for us to maintain our listing on The Nasdaq SmallCap Market, we must satisfy each of the following conditions:

(1) On or before November 16, 1998, Mustang must file with the SEC and Nasdaq our Form 10-Q for the quarter ended September 30, 1998 evidencing a minimum 1998 evidencing a minimum of $2,000,000 in net tangible assets;

(2) On or before December 2, 1998, we must provide Nasdaq with written confirmation that our shareholders have approved the plan to permit the investors in the private financing to convert the Convertible Series A Preferred Stock and exercise the Warrants and permit us to utilize the equity line of credit, if necessary.

(3) We must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market.

If we do not meet the conditions imposed by Nasdaq, our common stock will be delisted from the Nasdaq Small Cap Market.

We also need to continue comply with The Nasdaq Small Cap Market's Maintenance Requirements to keep our listing.

We believe that we can meet these conditions, but there can be no assurance that we will do so. In particular, shareholders may not approve our issuance of common stock upon conversion of the Series A Preferred Stock or exercise of the Warrants sold in the private placement. They may not approve our use of the equity line of credit or we may elect not to utilize it. We may be unable to clear our proxy materials with the SEC in time to obtain shareholder approval by December 2, 1998. If any of these events occurred or if we failed to meet the other conditions imposed for continued listing, Nasdaq will delist our common stock from the Nasdaq Stock Market.

We will have to maintain certain minimum requirements for the continued listing of our common stock on The Nasdaq SmallCap Market. In this regard, we need:

- net tangible assets of at least $2,000,000, or a market capitalization of at least $35,000,000, or net income in two of the last three years of at least $500,000,

- a public float of at least 500,000 shares with a minimum market value of $1,000,000,

-    a minimum bid price of at least $1.00 per share, and a

-    minimum of two active market makers and 300 round lot shareholders.

If we are unable to satisfy Nasdaq's maintenance requirements, the Nasdaq may delist our common stock from The Nasdaq Stock Market. In that event, public trading, if any, in the common stock would be limited to the over-the-counter markets in the so-called "pink sheets" or the NASD's OTC Electronic Bulletin Board. Consequently, the liquidity of our common stock could be impaired.

RISK OF LOW PRICED ("PENNY") STOCKS

If Nasdaq delisted our common stock we could become subject to the SEC's penny stock rules.

In that event, because of the burden placed on broker-dealers to comply with the rules applicable to penny stocks, investors may have difficulty selling our common stock in the open market.

If Nasdaq delisted our common stock from the Nasdaq Stock Market, it could become subject to Rule 15g-9 under the Securities Exchange Act of 1934. This rule imposes additional sales practice requirements on broker-dealers who sell so-called "penny" stocks to persons other than established customers and "accredited investors." Generally, accredited investors are individuals with a net worth more than $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction before sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell our shares in the secondary market.

Subject to some exceptions, the SEC's regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share. Unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market and the associated risks. The rules also require disclosure about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, the rules require that broker-dealers send monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

If our common stock became subject to the rules applicable to penny stocks, the market liquidity for the common stock could be severely adversely affected.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sales of shares of common stock by the selling shareholders. The Company will add the net proceeds, if any, received from the exercise of the Warrants to working capital and used its for general corporate purposes. There can be no assurance as to whether any, or the number of, Warrants that may be exercised.

                                 DIVIDEND POLICY

     The Company has never declared or paid cash dividends on the common stock since its inception. The Company currently intends to retain all of its earnings, if any, for use in the operation and expansion of its business and does not intend to pay any cash dividends to its stockholders in the foreseeable future.

                           PRICE RANGE OF COMMON STOCK

     Through October 14, 1998, Mustang listed its common stock on the Nasdaq National Market under the symbol "MSTG." Effective on October 15, 1995, Mustang began listing its common stock on The Nasdaq SmallCap Market under the symbol "MSTGC." Nasdaq moved the listing from the Nasdaq National Market to The Nasdaq Small Cap Market conditionally because Mustang did not meet the maintenance requirements for the Nasdaq National Market. In order to maintain the listing on the Nasdaq SmallCap Market, the Company must satisfy certain conditions. See "Risk Factors - Possible Delisting from the Nasdaq Stock Market. The following table sets forth for the quarters indicated the high and low last reported sale prices as reported on the Nasdaq National Market through October 14, 1998 and the high and low bid prices as reported on The Nasdaq SmallCap market from October 15, 1998. Quotations since October 15, 1998 reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                  HIGH                LOW
                                                  ----                ---
1996
First Quarter                                  $      9.00       $      5.50
Second Quarter                                        7.50              4.00
Third Quarter                                         3.75              2.25
Fourth Quarter                                        2.63              1.00
1997
First Quarter                                  $      2.50       $       .63
Second Quarter                                        1.63               .63
Third Quarter                                         2.13               .56
Fourth Quarter                                        1.88               .50
1998
First Quarter                                  $      4.06       $      1.25
Second Quarter                                        3.25              1.25
Third Quarter                                         2.28              1.50
Fourth Quarter (through ______, 1998)                 2.06              1.25

     The 4,098,845, shares of common stock of the Company outstanding as of October 26, 1998 were held of by 185 shareholders of record, who, the Company believes, held for in excess of 1,538 beneficial holders. On _______ __, 1998, the last sale price of the common stock as reported on The Nasdaq SmallCap Market was $_______per share.

                              SELLING SHAREHOLDERS

     Effective on September 17, 1998, pursuant to a Securities Purchase Agreement (the "Agreement"), the Company completed a private placement of its securities with the four institutional investors (the "Selling Shareholders") named in the table below. One of the investors, namely, Settondown Capital International Limited, served as the placement agent (the "Placement Agent") for itself and the other investors. Under the Agreement, the Company sold to the investors for $1,500,000 an aggregate of 612,000 shares of its common stock, 5,246 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock") and Warrants to purchase an aggregate of 180,000 shares of common stock. For its services in the transaction, which included placing the initial $1,500,000 investment, and arranging an equity line of credit for the Company, the Company paid Settondown, as Placement Agent, a fee consisting of $60,000 cash, 29,480 shares of its common stock, 210 shares of its Series A Preferred Stock and Warrants to purchase an aggregate of 57,000 shares of common stock. The Selling Shareholders (including the Placement Agent) are offering for resale pursuant to this Prospectus the shares of common stock issued and underlying the Series A Preferred Stock and Warrants sold on September 17, 1998.

     The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Shareholders as of October 30, 1998. The information in the table concerning the Selling Shareholders who may offer shares hereunder from time to time is based on information provided to the Company by such shareholder, except for the assumed conversion of the Series A Preferred Stock into common stock and the assumed exercise of the Warrants by the holders, which are based solely on the assumptions referenced in footnote
(1), (2), (3) and (4) to the table. Because the Selling Shareholders may offer all or some of the shares pursuant to this Prospectus, and to the Company's knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the Selling Shareholders after completion of this offering, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders after completion of this offering. Information concerning the Selling Shareholders may change from time to time and any changes of which the Company is advised will be set forth in a Prospectus Supplement to the extent required. See "Plan of Distribution."

                                                       Number of shares of common stock
                                           --------------------------------------------------------
                                                           Issuable
                                                             upon
                                           Beneficially   conversion      Issuable
                                              owned           of            upon
                                              before       Series A        exercise      Offered        Percent of
                                               this        Preferred        of the        in this       outstanding
                                             offering        Stock         Warrants      offering         shares
       Name of Selling Shareholder              (1)        (1)(2)(3)        (1)(2)       (1)(2)(3)        (2)(4)
---------------------------------------    ------------   -----------    -----------    -----------    -------------
Settondown Capital International Ltd.          182,480       251,719        102,000       586,199           12.0
The Cutty Hunk Fund Ltd.                       153,000       216,823         45,000       414,823            9.5
Canal, Ltd.                                    153,000       216,988         45,000       414,988            9.5
Manchester Asset Management Ltd.               153,000       216,823         45,000       414,823            9.5

----------

(1) The Series A Preferred Stock is not convertible and the Warrants are not exercisable unless, among other things, shareholders so approve or the Company's common stock is no longer listed on The Nasdaq Stock Market. Prior to

     December 2, 1998, the Company plans to hold a Special Meeting of Shareholders seeking approval for the conversion of the Series A Preferred Stock and exercise of the Warrants. Nasdaq has notified the Company that its common stock will be delisted from the Nasdaq Stock Market if shareholders do not approve such conversion or exercise by that date.

(2) The information assumes that the Series A Preferred Stock will be convertible and the Warrants will be exercisable either because shareholders approve the same or because the Company's common stock is no longer listed on The Nasdaq Stock Market.

(3) Consists of 200% of 451,176 shares of common stock issuable upon exercise of 5,456 shares of outstanding Series A Preferred Stock. The number of shares issuable upon conversion of the Series A Preferred Stock has been determined based on 90% of the average of the four lowest closing bid prices of the Company during the 10-day trading period ended October 30,
     1998). The Company agreed to register the number of shares of common stock so determined in a Registration Rights Agreement with the Selling Shareholders entered into concurrently with the Agreement. The number of shares of common stock actually issued upon conversion of the Series A Preferred Stock will depend on the market price of the Company's common stock at the time the Series A Preferred Stock is converted by the Selling Shareholders from time to time. See "Description of Securities." Accordingly, information concerning the number of shares of common stock issuable upon conversion of the Series A Preferred Stock and the number of shares that the Selling Shareholders will offer may change from time to time and any changes of which the Company is advised will be set forth in a Prospectus Supplement to the extent required.

(4) Beneficial ownership for purpose of computing the percent of outstanding shares is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock issuable upon exercise of the Series A Preferred Stock and Warrants are considered outstanding for purpose of computing the percentage ownership of the Selling Shareholder holding the Series A Preferred Stock and Warrants but are not considered outstanding for purpose of computing percentage ownership of any other Selling Shareholder.

         To the knowledge of the Company, none of the Selling Shareholders has any material relationship or engaged in any transaction with the Company except pursuant to the Agreement.

                              PLAN OF DISTRIBUTION

     The distribution of the shares by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions), in special offerings, exchange distributions and/or secondary distributions, in negotiated transactions, in settlement of short sales of common stock or a combination or such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected on the over-the-counter market or privately. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders for whom they may act as agent (which compensation may be in excess of customary commissions). Without limiting the foregoing, such brokers may act as dealers by purchasing any and all of the shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus. The Selling Shareholders and any broker-dealers or other persons acting on the behalf of parties that participate with such Selling Shareholders in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the "Securities Act"). As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders with respect to the offer or sale of the shares pursuant to this Prospectus.

     At the time that any particular offering of shares is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of shares being offered, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     Selling Shareholders may also sell their shares pursuant to Rule 144 promulgated under the Securities Act. Each of the Selling Shareholders may from time to time pledge the shares owned by it to secure margin or other loans made to such Selling Shareholder. Thus, the person or entity receiving the pledge of any of the shares may sell them, in a foreclosure sale or otherwise, in the same manner as described above for such Selling Shareholder.

     The Company will not receive any of the proceeds from any sale of the shares by the Selling Shareholders offered hereby.

     Pursuant to a Registration Rights Agreement that the Company and the Selling Stockholders entered into at the same time they entered into the Agreement (the "Registration Rights Agreement"), the Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Company shall bear customary expenses incident to the registration of the shares for the benefit of such Selling Shareholders in accordance with such agreements, other than underwriting discounts commissions.

     The Company has agreed to use its best efforts to keep the Registration Statement of which this Prospectus is a part effective until the earliest of (i) the date that all of the common stock which it has agreed to register under the Registration Rights Agreement has been sold pursuant to the Registration Statement of which this Prospectus is a part or any post-effective amendment thereto (ii) the date the Selling Shareholders may sell all the shares under the provisions of Rule 144 or (iii) September 17, 2001.

                            DESCRIPTION OF SECURITIES

GENERAL

     The authorized capital stock of the Company consists of 30,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

THE PRIVATE PLACEMENT

     Effective on September 17, 1998, pursuant to the Agreement, the Company completed a private placement of its securities to the Selling Shareholders. Under the Agreement, the Company sold to the Selling Shareholders for $1,500,000 an aggregate of 612,000 shares of its common stock, 5,246 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock") and Warrants to purchase an aggregate of 180,000 shares of common stock. For its services in the transaction, which included placing the initial $1,500,000 investment, and arranging an equity line of credit for the Company, the Company paid Settondown Capital International Limited, as Placement Agent, a fee consisting of $60,000 cash, 29,480 shares of its common stock, 210 shares of its Series A Preferred Stock and Warrants to purchase an aggregate of 57,000 shares of common stock.

COMMON STOCK

     As of October 26, 1998, 4,063,365 shares of common stock were outstanding. The holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and the holders of common stock may cumulate their votes in the election of directors upon giving notice as required by law. Cumulative voting means that in any election of directors, each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or such shareholder may distribute such number of votes among as many candidates as the shareholder sees fit. There are no preemptive rights associated with any of the shares of common stock. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debt and liabilities of the Company and the liquidation preference of any outstanding class or series of preferred stock. The shares of common stock offered by the Selling Shareholders hereby will be, when sold, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock which the Company may issue in the future.

PREFERRED STOCK

     The Company is authorized to issue preferred stock in series to be designated by the Board of Directors. Material provisions describing the terms of any series of preferred stock which may be issued in the future, such as dividend rate, conversion features, voting rights, redemption rights and liquidation preferences, are determined by the Board of Directors of the Company at the time of issuance. The right of the Board of Directors to issue "blank check" preferred stock may adversely affect the rights of holders of shares of common stock and also could be used by the Company as a means of resisting a change of control of the Company.

     Of the 10,000,000 shares of preferred stock authorized in general, the Company has authorized 15,246 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"), of which 5,456 shares have been issued. All of the Series A Preferred Stock has been issued to the Selling Shareholders.

     Holders of Series A Preferred Stock are not entitled to dividends and have no voting rights, except as provided otherwise by law. For each share of Series A Preferred Stock held, holders are entitled to a liquidation preference of $100 plus 5 percent per annum thereon from September 17, 1998 to the day immediately prior to any liquidation, dissolution or winding up of Mustang.

     Subject to certain conditions and limitations (including shareholder approval or the delisting of the Company's common stock from The Nasdaq Stock Market) beginning on December 15, 1998, each share of Series A Preferred Stock will be convertible into that number of shares of the Company's common stock which is determined by dividing $100 plus 5% per annum thereon from September 17, 1998 to the date of conversion, by the lower of $1.875 per share or the "market price" per share at the time of conversion. The "market price" for purposes of conversion is 90% of the average of the four lowest closing bid prices of the common stock during the 10 day trading period immediately preceding the conversion date (the "Lookback Period"). The Lookback Period is be increased by two trading days every month commencing on January 17, 1999 and continue to increase by two trading days every month thereafter that the Series A Preferred Stock is outstanding until the Lookback Period equals a maximum of thirty trading days.

     If not earlier converted, the Series A Preferred Stock will automatically convert into common stock on September 17, 2000. Subject to certain conditions and limitations, the Company has the right to force conversion by the holders of the Series A Preferred Stock in the event the closing bid price of the common stock is equal to or greater than $2.8125, $3.28125 or $3.75. In such event, the Company may force conversion by the holder of up to 15% of the total number of shares of Series A Preferred Stock, up to a cumulative aggregate of 75% of the total number of shares of Series A Preferred Stock issued to the holders.

WARRANTS

     Under the Agreement, the Company issued Warrants (the "A" Warrants) to purchase an aggregate of 200,000 shares of common stock. These Warrants will be exercisable until September 13, 2000 at an exercise price of $1.90, an amount equal to 110% of the average closing bid price of the common stock for the five trading days preceding September 17, 1998.

     Under the Agreement, the Company also issued Warrants (the "B" Warrants) to purchase an aggregate of 37,000 shares of common stock. These Warrants are exercisable until September 13, 2000 at an exercise price of $2.08, an amount equal to 120% of the average closing bid price of the common stock for the five trading days preceding September 17, 1998.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock of the Company is U.S. Stock Transfer Corporation, Glendale, California.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby has been passed upon for the Company by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California.

                                     EXPERTS

     The financial statements of the Company incorporated into this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein and in the Registration Statement of which this Prospectus is a part in reliance upon the report of Arthur Andersen LLC and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the Common Stock being registered hereby, other than underwriting commissions and discounts, all of which are estimated except for the SEC and NASD filing fees.

              Item                                                       Amount
              ----                                                       ------
SEC registration fee                                                     $  992

Nasdaq Additional Listing Fee

Blue Sky fees and expenses

Printing and engraving expenses

Legal fees and expenses

Accounting fees and expenses

Transfer Agent and registrar fees                                        2,500

Miscellaneous expenses
                                                                        ------

         Total

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Mustang Software, Inc., (the "Company") require the Company to indemnify officers and directors of the Company to the fullest extent permissible under California law. Section 317 of the California General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").

ITEM 16.  EXHIBITS

4.1      Form of Common Stock certificate (incorporated by reference to Exhibit
         4.1 of the Company's Registration Statement of Form SB-2 (file no. 33-89900-LA)).

4.2 Securities Purchase Agreement dated as of September 14, 1998 between the Company and Settondown Capital International Limited and the other investors named therein.

4.3 Certificate of Determination of Mustang Software, Inc. relating to the authorization and determination of the Series A Convertible Preferred Stock.

4.4 Escrow Agreement dated as of September 14, 1998 between the Company and Settondown Capital International Limited and the other investors named therein

4.5 Registration Rights Agreement dated as of September 14, 1998 between the Company and Settondown Capital International Limited and the other investors named therein

4.6      Form of Stock Purchase Warrant A

4.7      Form of Stock Purchase Warrant B

5 Opinion of Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation (to be filed by amendment)

23.1     Consent of Arthur Andersen LLP

23.2 Consent of Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation (contained in Exhibit 5)

24.1     Power of Attorney (contained on Signature page)

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraph (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on the 2nd day of November, 1998.

                                            MUSTANG SOFTWARE, INC.


                                            By: /s/ James A. Harrer
                                               ---------------------------------
                                                James A. Harrer, President and
                                                Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Harrer and Donald M. Leonard, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  Names                                        Title                                 Date
                  -----                                        -----                                 ----
/s/ James A. Harrer                        President and Chief Executive Officer
         James A. Harrer                   (Principal Executive Officer) and a Director        November 2, 1998

/s/ Donald M. Leonard                      Vice President Finance, Chief Financial             November 2, 1998
         Donald M. Leonard                 Officer (Principal Financial and Accounting
                                           Officer) and a Director

/s/ C. Scott Hunter                        Director                                            November 2, 1998
         C. Scott Hunter

/s/ Stanley A. Hirschman                   Director                                            November 2, 1998
         Stanley A. Hirschman

/s/ Michael S. Noling                      Director                                            November 2, 1998
         Michael S. Noling